CONFIRMING STATEMENT

This Statement confirms that the undersigned, Robert Giardina, has authorized and designated David M. Kastin, Daniel Gallagher and Kieran Sikso to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Town Sports International Holdings, Inc. The authority of David M. Kastin, Daniel Gallagher and Kieran Sikso under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Town Sports International Holding, Inc., unless earlier revoked in writing. The undersigned acknowledges that David M. Kastin, Daniel Gallagher and Kieran Sikso are not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.

IN WITNESS WHEREOF, the undersigned has caused this Confirming Statement to be executed as of this 18th day of March 2010.


\s\_____________________
Robert Giardin